Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of March 24, 2017, by and between, Rapid7, Inc., a Delaware corporation (the “Company”) and Corey Thomas (“Employee”).
A.    The Company and Employee are parties to that certain Employment Agreement, dated as of January 3, 2013, as amended by that certain letter agreement dated April 4, 2016 (the “Agreement”); and

B.    The Company and Employee desire to amend the Agreement as provided in this Amendment.

Now, Therefore, in consideration of the mutual promises contained in this Amendment, the parties agree as follows:
1.The Agreement and the Letter Agreement amending the Agreement dated April 4, 2016 (the “Letter Amendment”) are hereby amended to clarify that the term Equity Award defined in the Letter Amendment shall not include any compensatory equity awards that are subject to performance-based vesting.
2.Notwithstanding the terms of the Letter Amendment, any Equity Awards awarded to Employee after the date of this Amendment shall not be eligible for the accelerated vesting provisions of Sections 2(c)(ii)(A) of the Agreement.
3.Notwithstanding the terms of Section 2(c)(ii)(B) of the Agreement and the terms of the Letter Amendment, the accelerated vesting provisions of Section 2(c)(ii)(B) of the Agreement shall apply to any Equity Award to the extent such qualifying termination of employment by the Company without Cause or by Employee for Good Reason occurs during the Change of Control Period.
4.Section 3(b)(ii) of the Agreement is hereby amended in order to delete “the close of the nine month period following Employee’s termination date” set forth in part (A) of the definition of “COBRA Payment Period” and substitute “the applicable Severance Period” therefor.
5.The Agreement is hereby amended in order to add the following as a new Section 3(b)(iii) thereto:
“(iii) if such termination occurs during the Change of Control Period, a lump-sum amount equal to Employee’s target annual cash performance bonus for the year of termination, pro-rated based on the number of days from the beginning of the calendar year through the date of such termination, payable on the first regular payroll date of the Company that is 60 days following the date of such termination (or, if later, the date of such Change of Control).”
6.The definition of “Severance Period” set forth in Section 3(h) of the Agreement is hereby amended to mean the 12 month period beginning on the date of Employee’s termination of employment with the Company, provided that if a qualifying termination of employment by the Company without Cause or by Employee for Good Reason occurs during the period commencing three months prior to, and ending 12 months following, a Change of Control (such period, the “Change of Control Period”), the Severance Period shall instead be 18 months.
7.The Agreement is hereby amended in order to add the following as a new Section 12 thereto:
“12.    Parachute Payments.
(a)    If any payment or benefit Employee would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)    Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(c)    Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within 15 calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.
(d)    If Employee receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.”
8.All other terms and conditions of the Agreement and the Letter Amendment will remain in full force and effect and be unaffected by this Amendment.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Amendment as of the day and year first above written.

Rapid7, Inc.

By: /s/ Jeff Kalowski
Name: Jeff Kalowski
Title: Chief Financial Officer

Employee

/s/ Corey Thomas___________________
Corey Thomas